Exhibit 99.1

WCI COMMUNITIES, INC.

24301 Walden Center Drive

Bonita Springs, FL 34134

December 22, 2016

Mr. Keith E. Bass

c/o WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, FL 34134

Re: 2016 Management Incentive Compensation Plan Bonus

Dear Keith:

This letter agreement (the “Letter Agreement”), entered into as of the date hereof (the “Effective Date”), confirms certain understandings between WCI Communities, Inc. (the “Company”) and you with respect to your bonus under the 2016 Management Incentive Compensation Plan (the “2016 MICP”). You are currently eligible to receive a bonus (your “2016 MICP Bonus”) under the 2016 MICP with a target bonus opportunity equal to $1,600,000 (the “Target Bonus Amount”). The Company and you hereby agree as follows with respect to your 2016 MICP Bonus:

1. Notwithstanding anything to the contrary in the 2016 MICP, on or prior to December 31, 2016 you will receive a payment in respect of your 2016 MICP Bonus in an amount equal to 100% of the Target Bonus Amount, or $1,600,000 (such amount, the “Initial MICP Bonus Amount”).

2. To the extent that the amount of your 2016 MICP Bonus that would have become payable in accordance with the terms of the 2016 MICP based on the final determinations of the Compensation Committee of the Board of Directors of the Company (the “Committee”) in accordance with Article IV of the 2016 MICP (such amount, the “Actual MICP Bonus Amount”) is less than the Initial MICP Bonus Amount, you agree to pay the Company, within thirty (30) days following the Committee’s determination of the Actual MICP Bonus Amount, an amount equal to the excess of the Initial MICP Bonus Payment over the Actual MICP Bonus Payment, less all applicable tax withholdings paid by you on such excess in connection with the payment of the Initial MICP Bonus Amount.

3. To the extent the Actual MICP Bonus Amount exceeds the Initial MICP Bonus Amount, the Company shall pay you at the same time as other participants in the 2016 MICP (but in no event later than March 15, 2017) an amount equal to the excess of the Actual MICP Bonus Payment over the Initial MICP Bonus Payment, less all applicable tax withholdings.

This Letter Agreement, together with (i) the 2016 MICP and (ii) that certain letter agreement, dated September 22, 2016 by and between you, the Company, WCI Communities Management, LLC and WCI Communities, LLC, represents the entire agreement with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Letter Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns (including successors by merger, consolidation, sale or similar transaction).

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Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. This Letter Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of the Company. This Letter Agreement may be executed in several counterparts.

Very truly yours,

WCI Communities, Inc.

/s/ John McGoldrick
By: John McGoldrick
Its: SVP, Human Resources

Agreed and Accepted as of the first date set forth above:

/s/ Keith E. Bass
Keith E. Bass